(m)(3)(i)

AMENDED SCHEDULE A

with respect to the

THIRD AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA MUTUAL FUNDS

CLASS A SHARES

Fund(s)

Voya Global Diversified Payment Fund II (to be renamed Voya Global Diversified Payment Fund)

Voya Russia Fund

Date last amended:  May 23, 2019